For Immediate Release                                                                                                    April 4, 2011

            Athena Silver Corp. Announces Assay Results From Langtry Drilling Program

Langtry project achieves major milestone in validation process of historical silver estimate; will aggressively move forward.

BOULDER, Colo. -- Athena Silver Corp. (OTCBB:AHNR)  today announced assay results for the second major component of its recently completed drilling program in San Bernardino County, California.

Athena drilled a total of 13 holes in January and February 2011 at the Langtry Silver Project, three angle holes and 10 vertical holes. The 10 vertical holes are to validate the results of an earlier drilling program undertaken by Superior Oil Company in the 1960’s and 1970’s.

Highlights

Assay results of the 10 vertical holes are complete and significant intercepts include:

Drill hole ATH-1 intercepted a 15-foot interval averaging 3.06 ounces per ton of silver.

Drill hole ATH-4 intercepted an 85-foot interval averaging 4.47 ounces per ton of silver.

Drill hole ATH-5 intercepted an 80-foot interval averaging 4.36 ounces per ton of silver.

Drill hole ATH-7 intercepted a 65-foot interval averaging 3.43 ounces per ton of silver.

Drill hole ATH-10 intercepted an 80-foot interval averaging 3.04 ounces per ton of silver.

"We are extremely pleased with our results to date," said John Power, President & CEO of Athena. "All  drill holes  encountered material intervals of silver mineralization.  We have achieved a major milestone by substantially replicating the results achieved by Superior Oil Company in the 1970s for the twinned  hole locations."

Athena is pleased to report the following summary details on the 10 vertical holes comprising the twin program.

Mineralized intervals were intercepted at very similar depths down hole and had very similar total interval lengths.

Some variability is observed in the average silver values between the drill hole-pairs, with the newer hole sometimes being higher in value and sometimes lower.

Local variation occurs between individual samples and short intervals of several samples, which is likely attributed to natural geologic irregularity in the mineralization that occurs over the short distances between drill holes.

Quality control work, using standards, duplicates and blanks supported the quality of the new analyses.

A table summarizing all of the drill hole assay results will be posted on our Facebook page and at www.athenasilver.com  before April 9, 2011.

The results for the three angle holes were released on March 29, 2011.  The angle holes were intended to further explore and define silver deposits near the historic workings on the Langtry claims. They can be summarized as follows:

Drill hole ATH-12 intersected an 85-foot interval averaging 2.85 ounces per ton of silver.

Drill hole ATH-13 intersected a 135-foot interval averaging 3.57 ounces per ton of silver.

Drill Hole ATH-14 intersected a 115-foot interval averaging 2.19 ounces per ton of silver.

(Note: ATH-13 and -14 were drilled from the same drill site. ATH-13 was drilled at a 50-degree angle and ATH-14 was drilled at a 60-degree angle from this location. ATH-12 was drilled from a different location at a 60-degree angle.)

“These positive assay results allow us to aggressively move forward on the Langtry project” said Power.   “We will be furthering our plans for extensive metallurgical studies and the preparation of a NI 43 -101 technical report.”

The 10 vertical holes in the 13-hole Athena drilling program were to depths of between 350 feet to 575 feet for a total of 4,325 feet to test the results of a much larger historic drilling program conducted by Superior Oil Company. The three angle holes in the program were drilled to a depth of between 500 feet and 600 feet for a total of 1,700 feet were more exploratory, targeting veins near 19th century historic workings on the property.

The historical resource estimate at Langtry thus far has been defined by 201 rotary drill holes made by the minerals division of Superior Oil Company in the late 1960s and early 1970s. Average hole depth was 400 feet and the deepest hole was 575 feet. The estimated historical resources on the Langtry claims as reported by Superior Oil were a 22 million ton ore body, with silver grading at an average of 2.37 ounces per ton for a total of 52.14 million ounces. Superior estimated a potential 65% recovery rate on the silver ore. Superior was an NYSE listed independent American Oil Company acquired by Mobil Corporation (now Exxon Mobil Corp. --NYSE "XOM") in 1984 for $5.7 Billion. Athena has not independently verified these historical estimates and cannot attest to their accuracy.

Athena is now on Facebook at www.facebook.com/athenasilvercorporation  with photographs of the recent drilling program and other activities on the property.

Athena Silver Corp. is a domestic silver exploration company focused on the western United States.   It entered into a 20-year mining lease with option to purchase the Langtry Claims on March 15, 2010. The Langtry property consists of 20 patented claims comprising 413.22 acres in the Calico Mining District of San Bernardino County, California. Our Lease/Purchase agreement is subject to continuing financial and work commitments on the claims and other royalties more fully described in the company's filings available on the SEC's website at www.sec.gov.  The Langtry silver resource is near the Waterloo silver resource owned by Pan American Silver Corp. (NASDAQ: PAAS) which reports a historical estimate of 37,235,000 tons at 2.71 ounces per ton of Silver.  Athena Silver has also staked nine unpatented lode claims on BLM land between the Langtry and Waterloo claims.

We have no reportable mineral reserves within SEC reporting requirements. Even if we confirm the existence of silver resources, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any silver is recoverable, we do not know that this can be done at a profit. Failure to locate silver resources in economically recoverable quantities will cause us to suspend operations.

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company's periodic reports filed with the Securities and Exchange Commission at www.sec.gov .

Contact:

CONTACT:  John Power 707-884-3766; information@athenasilver.com

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